EXHIBIT 99.1

[Darling International Inc. logo]

FOR IMMEDIATE RELEASE
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                           DARLING INTERNATIONAL INC.
                              ANNOUNCES REFINANCING



           Irving, Texas, April 5, 2004: Darling International Inc. (AMEX:DAR) announced that the Company has entered into a Credit Agreement with new lenders effective April 2, 2004. The refinancing replaces the prior Amended and Restated Credit Agreement executed in May 2002. The new Credit Agreement provides for $67.5 million in financing facilities over a five year term, including a $25.0 million Term Loan Facility which will be amortized over the term and a $42.5 million Revolver Facility which will provide a $25.0 million Letter of Credit subfacility. The refinancing provides increased availability and liquidity, lower interest rates, extended term, as well as more flexible capital investment parameters.

           Darling International Inc. is the largest publicly traded, food and animal by-products recycling company in the United States. The Company collects and recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

           The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on April 2, 2004, Darling stock closed at $3.49 per share.

                                     -MORE-


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MORE INFORMATION CONTACT:

  John O. Muse, Executive Vice President of        251 O'Connor Ridge Blvd.,
  Finance and Administration, or                   Suite 300
  Brad Phillips, Treasurer                         Irving, Texas  75038
                                                   Phone:  972-717-0300
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
NEWS RELEASE
APRIL 5, 2004
PAGE 2
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     { This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}



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MORE INFORMATION CONTACT:

  John O. Muse, Executive Vice President of        251 O'Connor Ridge Blvd.,
  Finance and Administration, or                   Suite 300
  Brad Phillips, Treasurer                         Irving, Texas  75038
                                                   Phone:  972-717-0300
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